Supplement dated September 10, 2026
to the Prospectus dated May 1, 2026
for the Constance® Contingent Deferred Annuity Certificate
issued by Midland National Life Insurance Company

This Supplement describes important changes that are being made to the state variations described in Appendix A to the Prospectus for the Certificates. Please read this Supplement carefully and retain it with your Prospectus for future reference.

As of the date of this supplement, the Certificate is not offered in the following states: IL, KS, MD, MN, MT, NY, OR, UT, VA and WA. There are no longer pending approvals in any state.

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If you have any questions, please call us toll-free at (833) 898-4725, or write us at 8300 Mills Civic Parkway, West Des Moines, IA 50266.

Please retain this Supplement for future reference.